Exhibit 99.1

RBB Bancorp Reports First Quarter 2026 Earnings and Declares Quarterly Cash Dividend of $0.16 Per Common Share

Los Angeles, CA, April 20, 2026 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (the “Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as the “Company,” announced financial results for the quarter ended March 31, 2026.

First Quarter 2026 Highlights

●	Net income totaled $11.3 million, or $0.66 diluted earnings per share
●	Pre-tax pre-provision income (1) totaled $15.5 million, a 16% increase compared to the prior quarter
●	Return on average assets of 1.09%, compared to 0.96% for the prior quarter
●	Net interest margin increased to 3.15%, from 2.99% for the prior quarter
●	Nonperforming assets decreased 9%, to $48.8 million at March 31, 2026, compared to prior quarter end
●	Book value and tangible book value per share(1) increased to $31.10 and $26.84 at March 31, 2026, up from $30.69 and $26.42 at December 31, 2025

The Company reported net income of $11.3 million, or $0.66 diluted earnings per share, for the quarter ended March 31, 2026, compared to net income of $10.2 million, or $0.59 diluted earnings per share, for the quarter ended December 31, 2025.

“First quarter results represented a strong start to 2026, with higher net interest income, expanding margin and lower credit costs driving net income of $11.3 million, or $0.66 per diluted share,” said Johnny Lee, President and Chief Executive Officer of RBB Bancorp. “Net interest margin increased to 3.15% as declining deposit costs and improved earning asset yields more than offset modest pressure on loan balances. We also continued to make progress on credit quality, with nonperforming assets declining 9% from the prior quarter. Retail deposit growth remained strong, and we believe our continued focus on disciplined loan growth, deposit gathering and resolving problem assets positions us to continue to enhance shareholder value through 2026.”

(1)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures are included at the end of this press release.

Net Interest Income and Net Interest Margin

Net interest income was $30.5 million for the first quarter of 2026, compared to $29.5 million for the fourth quarter of 2025. Net interest income increased $1.0 million despite 2 fewer days in the current quarter and was comprised of a $1.4 million decrease in interest expense, offset by a $390,000 decrease in interest income. The decrease in interest expense was due mostly to the impact of fewer days in the quarter and a decrease in the cost of interest-bearing liabilities while the average balances remained relatively unchanged quarter over quarter. The decrease in interest expense was comprised of a $3.4 million decrease in interest on time deposits, offset by a $2.0 million increase in interest on non-maturity interest-bearing accounts as a portion of the Bank’s maturing time deposits moved to a high-yield savings product. The decrease in interest income was due mostly to fewer days in the quarter and the impact of a lower yield on cash and securities, offset by the impact of a higher loan yield and a special Federal Home Loan Bank (“FHLB”) dividend in addition to their normal quarterly dividend. The decrease in interest income was comprised of a $509,000 decrease in loan interest income and a $315,000 decrease in interest on cash and investment securities, offset by the FHLB special dividend of $430,000.

The net interest margin (“NIM”) increased 16 basis points to 3.15% for the first quarter of 2026 from 2.99% for the fourth quarter of 2025. The NIM increase included an 8 basis point increase in the yield on average total interest-earning assets and an 8 basis point decrease in the overall cost of funds. The yield on average total interest-earning assets increased to 5.86% for the first quarter of 2026 from 5.78% for the fourth quarter of 2025 due mostly to the impact of a 7 basis point increase in the yield on average loans and a 4 basis point increase from the FHLB special dividend.

The average total cost of funds decreased to 2.96% for the first quarter of 2026 from 3.04% for the fourth quarter of 2025, due mostly to a 10 basis point decrease in the overall cost of deposits to 2.86% for the first quarter of 2026. The total cost of deposits decreased due to a 12 basis point decrease in the cost of average interest-bearing deposits to 3.39%. Average noninterest-bearing deposits represented approximately 16% of average total deposits for the first quarter of 2026 and fourth quarter of 2025. The period end weighted average interest rate for total deposits was 2.79% at March 31, 2026.

Provision for Credit Losses

The provision for credit losses was a $200,000 reversal for the first quarter of 2026 compared to a $600,000 provision for the fourth quarter of 2025. The first quarter of 2026 reversal of provision for credit losses was supported by paydowns on loans with specific reserves, the impact of stabilized credit quality trends and positive underlying economic forecast indicators, which offset the need for provisions related to new loan originations. Net charge-offs in the first quarter of 2026 represented 0.00% of average loans on an annualized basis, compared to 0.20% for the fourth quarter of 2025.

Noninterest Income

Noninterest income for the first quarter of 2026 was $4.3 million, an increase of $1.4 million from $2.8 million for the fourth quarter of 2025. The increase in noninterest income was mainly due to higher net gain on OREO of $890,000, recoveries of fully charged-off acquired loans of $484,000, and interest income on the tax refunds related to purchased federal tax credits of $360,000, offset partially by lower gain on sale of loans of $133,000. The sale of $4.9 million of mortgage loans and $4.0 million of Small Business Administration (“SBA”) loans resulted in gains of $324,000 for the first quarter of 2026 compared to the sale of mortgage loans of $22.0 million and SBA loans of $2.9 million for gains of $457,000 for the fourth quarter of 2025.

Noninterest Expense

Noninterest expense for the first quarter of 2026 was $19.3 million, an increase of $293,000 from $19.0 million for the fourth quarter of 2025. The increase in noninterest expense was due mainly to higher salaries and employee benefits of $528,000 attributed to higher payroll taxes, benefits and pay increases, which are typically reflected in the first quarter of the year. The efficiency ratio was 55.41% for the first quarter of 2026, compared to 58.69% for the fourth quarter of 2025. The decrease in the efficiency ratio is attributed mostly to higher net revenues.

Income Taxes

The effective tax rate was 28.0% for the first quarter of 2026 and 20.2% for the fourth quarter of 2025. The effective tax rate for 2026 is estimated to be 28.0% compared to 24.2% for 2025. The lower effective tax rate in 2025 compared to the estimated effective tax rate for 2026 is expected to result from a reduction in the multi-state blended tax rate year over year and benefits from purchased Federal tax credits recognized in 2025.

Balance Sheet

At March 31, 2026, total assets were $4.2 billion, a $14.0 million decrease compared to total assets of $4.2 billion at December 31, 2025, and a $184.9 million, or 4.6%, increase compared to total assets of $4.0 billion at March 31, 2025.

Loan and Securities Portfolio

Loans held for investment ("HFI") totaled $3.3 billion as of March 31, 2026, an increase of $10.9 million, or 1.3% annualized, compared to December 31, 2025 and an increase of $182.2 million, or 5.8%, compared to March 31, 2025. Net loan growth for the first quarter of 2026 included $131.1 million in originations with an average yield of 6.4% and $53.8 million in advances, offset mostly by payoffs/paydowns of $166.9 million and loans sold of $4.0 million. The loan to deposit ratio was 99.6% at March 31, 2026, compared to 99.0% at December 31, 2025 and 100.0% at March 31, 2025.

As of March 31, 2026, available for sale securities ("AFS") totaled $415.8 million, an increase of $8.6 million from December 31, 2025, primarily related to purchases of $54.9 million, offset by maturities and paydowns of $45.1 million during the first quarter of 2026. As of March 31, 2026, net unrealized pre-tax losses totaled $20.4 million, a $1.5 million increase due to changes in market interest rates when compared to net unrealized pre-tax losses of $18.9 million as of December 31, 2025.

Deposits

Total deposits were $3.3 billion as of March 31, 2026, a decrease of $10.5 million, or 1.3% annualized, compared to December 31, 2025 and an increase of $197.3 million, or 6.3%, compared to March 31, 2025. The decrease in total deposits during the first quarter of 2026 was due to a $61.9 million decrease in wholesale deposits, offset by a $51.4 million increase in retail deposits. The increase in retail deposits included a $219.4 million increase in non-maturity interest-bearing deposits and a $168.4 million decrease in time deposits as a portion of the Bank’s maturing time deposit accounts shifted into a high-yield savings product. Noninterest-bearing deposits totaled $526.9 million, or 15.8% of total deposits, at March 31, 2026, which is similar to the balances at December 31, 2025, and March 31, 2025.

Credit Quality

Nonperforming assets totaled $48.8 million, or 1.16% of total assets, at March 31, 2026, down from $53.5 million, or 1.27% of total assets, at December 31, 2025, and down from $64.6 million, or 1.61% of total assets, at March 31, 2025. The decrease in nonperforming assets included a decrease of $4.5 million in OREO (included in “accrued interest and other assets”) to $4.3 million at March 31, 2026, compared to $8.8 million at December 31, 2025, and $4.2 million at March 31, 2025. The decrease in OREO was primarily due to the sale of one property. The sale resulted in a $1.2 million gain, which was partially offset by a $350,000 valuation provision on a remaining OREO property.

Nonperforming loans (“NPLs”) remained stable at $44.6 million, or 1.34% of total loans, at March 31, 2026, down $64,000 from $44.6 million, or 1.35% of total loans, at December 31, 2025 and down $15.8 million, or 26%, from $60.4 million, or 1.92% of total loans, at March 31, 2025. The decrease in NPLs during the first quarter of 2026 was due to $860,000 in payoffs and paydowns and $622,000 in upgrades to accrual status, partially offset by additions of $1.4 million.

Substandard loans totaled $72.5 million, or 2.18% of total loans, at March 31, 2026, down from $75.2 million, or 2.27% of total loans, at December 31, 2025 and $76.4 million, or 2.43% of total loans, at March 31, 2025. The $2.7 million decrease in substandard loans during the first quarter of 2026 was primarily due to payoffs and paydowns totaling $3.0 million and upgrades to pass-rated loans of $1.1 million, partially offset by downgrades to substandard totaling $1.5 million. Of the total substandard loans outstanding at March 31, 2026, there were $27.9 million, or 39% of such loans, on accrual status.

Special mention loans totaled $24.8 million, or 0.75% of total loans, at March 31, 2026, up from $19.2 million, or 0.58% of total loans, at December 31, 2025, and down from $64.3 million, or 2.05% of total loans, at March 31, 2025. The $5.5 million increase for the first quarter of 2026 was primarily due to downgrades to special mention of $5.8 million, partially offset by paydowns of $303,000. As of March 31, 2026, all special mention loans were paying current.

30-89 day delinquent loans, excluding nonperforming loans, totaled $7.9 million, or 0.24% of total loans, at March 31, 2026, down from $8.8 million, or 0.27% of total loans, at December 31, 2025, and up from $5.9 million, or 0.19% of total loans at March 31, 2025. The $878,000 decrease for the first quarter of 2026 was mainly due to$3.4 million in loans returning to current status and $1.3 million in payoffs and paydowns, offset by $3.7 million in new delinquent loans.

As of March 31, 2026, the allowance for credit losses totaled $44.2 million and was comprised of an allowance for loan losses of $43.7 million and a reserve for unfunded commitments of $484,000 (included in “accrued interest and other liabilities”). This compares to the allowance for credit losses of $44.4 million, comprised of an allowance for loan losses of $43.9 million and a reserve for unfunded commitments of $484,000 at December 31, 2025. The $222,000 decrease in the allowance for credit losses for the first quarter of 2026 was due to a $200,000 reversal of provision for credit losses and net charge-offs of $22,000. The allowance for loan losses as a percentage of loans HFI totaled 1.31% at March 31, 2026, compared to 1.32% at December 31, 2025. The allowance for loan losses as a percentage of nonperforming loans HFI was 97.98% at March 31, 2026, down from 98.33% at December 31, 2025.

	For the Three Months Ended March 31, 2026
(dollars in thousands)	Allowance for loan losses	Reserve for unfunded loan commitments	Allowance for credit losses
Beginning balance	$43,888	$484	$44,372
Reversal of provision for credit losses	(200)	—	(200)
Less loans charged-off	(27)	—	(27)
Recoveries on loans charged-off	5	—	5
Ending balance	$43,666	$484	$44,150

Shareholders' Equity

At March 31, 2026, total shareholders' equity was $531.1 million, a $7.6 million increase compared to December 31, 2025, and a $20.7 million increase compared to March 31, 2025. The increase in shareholders' equity for the first quarter of 2026 was due mostly to net income of $11.3 million, offset by common stock cash dividends paid of $2.8 million and higher net unrealized losses on AFS securities of $961,000.

Dividend Announcement

The Board of Directors has declared a quarterly cash dividend of $0.16 per common share. The dividend is payable on May 15, 2026 to shareholders of record on April 30, 2026.

Contact: Lynn Hopkins, Chief Financial Officer
(213) 716-8066
lhopkins@rbbusa.com

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California. As of March 31, 2026, the Company had total assets of $4.2 billion. Its wholly-owned subsidiary, Royal Business Bank, is a full service commercial bank, which provides consumer and business banking services predominately to the Asian-centric communities in Los Angeles County, Orange County, and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, in Edison, New Jersey, in the Chicago neighborhoods of Chinatown and Bridgeport, Illinois, and on Oahu, Hawaii. Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, trade finance, a full range of depository account products and wealth management services. The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, California, one branch in Las Vegas, Nevada, three branches and one loan operation center in Brooklyn, three branches in Queens, one branch in Manhattan in New York, one branch in Edison, New Jersey, two branches in Chicago, Illinois, and one branch in Honolulu, Hawaii. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time on Tuesday, April 21, 2026, to discuss the Company’s first quarter 2026 financial results.

To listen to the conference call, please dial 1-888-506-0062 or 1-973-528-0011, the Participant ID code is 715551, conference ID RBBQ126. A replay of the call will be made available at 1-877-481-4010 or 1-919-882-2331, the passcode is 53853, approximately one hour after the conclusion of the call and will remain available through May 5, 2026.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures, which the Company uses to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this press release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic markets, including the tight labor market, ineffective management of the United States (“U.S.”) federal budget or debt or turbulence or uncertainly in domestic or foreign financial markets; the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations; adverse developments in the banking industry highlighted by high-profile bank failures and the potential impact of such developments on customer confidence, liquidity and regulatory responses to these developments; federal government shutdowns and uncertainty regarding the federal government’s debt limit; possible additional provisions for credit losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to, including potential supervisory action by bank supervisory authorities; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; failure to comply with debt covenants; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; the effects of having concentrations in our loan portfolio, including commercial real estate and the risks of geographic and industry concentrations; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; severe weather, natural disasters, earthquakes, fires, or other adverse external events could harm our business; geopolitical conditions, including acts or threats of terrorism, actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts, including the war between Russia and Ukraine, conflict in the Middle East, and increasing tensions between China and Taiwan, which could impact business and economic conditions in the U.S. and abroad; tariffs, trade policies, and related tensions, which could impact our clients, specific industry sectors, and/or broader economic conditions and financial market; public health crises and pandemics, and their effects on the economic and business environments in which we operate, including our credit quality and business operations, as well as the impact on general economic and financial market conditions; general economic or business conditions in Asia, and other regions where the Bank has operations; failures, interruptions, or security breaches of our information systems; climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs; cybersecurity threats and the cost of defending against them; our ability to adapt our systems to the expanding use of technology in banking; risk management processes and strategies; the impact of regulatory enforcement actions, if any; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in tax laws and regulations; the impact of governmental efforts to restructure the U.S. financial regulatory system and increased costs of compliance and other risks associated with changes in regulation, including any amendments to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the impact of changes in the Federal Deposit Insurance Corporation ("FDIC") insurance assessment rate and the rules and regulations related to the calculation of the FDIC insurance assessments; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission ("SEC"), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board (FASB) or other accounting standards setters; fluctuations in the Company’s stock price; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; our ability to raise additional capital, if needed, and the potential resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, Federal Reserve Bank, California Department of Financial Protection and Innovation, and Consumer Financial Protection Bureau; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K for the year ended December 31, 2025, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2026	2025	2025	2025	2025
Assets
Cash and due from banks	$23,893	$27,086	$24,251	$27,338	$25,315
Interest-earning deposits with financial institutions	173,017	185,231	210,679	164,514	213,508
Cash and cash equivalents	196,910	212,317	234,930	191,852	238,823
Interest-earning time deposits with financial institutions	600	600	600	600	600
Investment securities available for sale	415,789	407,204	410,631	413,142	378,188
Investment securities held to maturity	4,182	4,184	4,185	4,186	5,188
Loans held for sale	—	2,067	756	—	655
Loans held for investment	3,325,232	3,314,301	3,302,577	3,234,695	3,143,063
Allowance for loan losses	(43,666)	(43,888)	(44,892)	(51,014)	(51,932)
Net loans held for investment	3,281,566	3,270,413	3,257,685	3,183,681	3,091,131
Premises and equipment, net	23,204	23,540	23,851	23,945	24,308
Federal Home Loan Bank (FHLB) stock	15,000	15,000	15,000	15,000	15,000
Cash surrender value of bank owned life insurance	62,403	61,972	61,538	61,111	60,699
Goodwill	71,498	71,498	71,498	71,498	71,498
Servicing assets	5,834	6,041	6,252	6,482	6,766
Core deposit intangibles	1,204	1,338	1,495	1,667	1,839
Right-of-use assets	22,601	23,026	24,305	25,554	26,779
Accrued interest and other assets	93,521	109,094	95,729	91,322	87,926
Total assets	$4,194,312	$4,208,294	$4,208,455	$4,090,040	$4,009,400
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$526,882	$526,538	$550,488	$543,885	$528,205
Savings, NOW and money market accounts	1,175,735	956,299	721,697	691,679	721,216
Time deposits, $250,000 and under	863,717	974,670	1,119,258	1,010,674	1,000,106
Time deposits, greater than $250,000	773,550	892,891	975,054	941,993	893,101
Total deposits	3,339,884	3,350,398	3,366,497	3,188,231	3,142,628
FHLB advances	130,000	130,000	130,000	180,000	160,000
Long-term debt, net of issuance costs	120,000	119,911	119,815	119,720	119,624
Subordinated debentures	15,429	15,375	15,320	15,265	15,211
Lease liabilities - operating leases	24,379	24,800	26,066	27,294	28,483
Accrued interest and other liabilities	33,566	44,400	36,422	41,877	33,148
Total liabilities	3,663,258	3,684,884	3,694,120	3,572,387	3,499,094
Shareholders' equity:
Common stock	251,050	250,694	250,362	259,863	260,284
Additional paid-in capital	3,649	3,941	3,734	3,579	3,360
Retained earnings	290,566	282,024	274,608	270,152	263,885
Non-controlling interest	72	72	72	72	72
Accumulated other comprehensive loss, net	(14,283)	(13,321)	(14,441)	(16,013)	(17,295)
Total shareholders' equity	531,054	523,410	514,335	517,653	510,306
Total liabilities and shareholders’ equity	$4,194,312	$4,208,294	$4,208,455	$4,090,040	$4,009,400

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Interest and dividend income:
Interest and fees on loans	$49,938	$50,447	$45,621
Interest on interest-earning deposits	1,883	2,027	2,014
Interest on investment securities	3,969	4,140	4,136
Dividend income on FHLB stock	760	331	330
Interest on federal funds sold and other	253	248	235
Total interest and dividend income	56,803	57,193	52,336
Interest expense:
Interest on savings deposits, NOW and money market accounts	7,347	5,316	4,468
Interest on time deposits	16,221	19,588	19,084
Interest on long-term debt and subordinated debentures	1,599	1,623	1,632
Interest on FHLB advances	1,133	1,158	989
Total interest expense	26,300	27,685	26,173
Net interest income before provision for credit losses	30,503	29,508	26,163
(Reversal of)/provision for credit losses	(200)	600	6,746
Net interest income after (reversal of)/provision for credit losses	30,703	28,908	19,417
Noninterest income:
Service charges and fees	1,032	1,011	1,017
Gain on sale of loans	324	457	81
Loan servicing fees, net of amortization	504	556	588
Increase in cash surrender value of life insurance	431	435	403
Gain on OREO	890	—	—
Other income	1,070	348	206
Total noninterest income	4,251	2,807	2,295
Noninterest expense:
Salaries and employee benefits	11,261	10,733	10,643
Occupancy and equipment expenses	2,511	2,435	2,407
Data processing	1,708	1,750	1,602
Legal and professional	1,503	1,601	1,515
Office expenses	359	477	408
Marketing and business promotion	215	202	197
Insurance and regulatory assessments	749	753	730
Core deposit premium	134	156	172
Other expenses	818	858	848
Total noninterest expense	19,258	18,965	18,522
Income before income taxes	15,696	12,750	3,190
Income tax expense	4,396	2,573	900
Net income	$11,300	$10,177	$2,290

Net income per share
Basic	$0.66	$0.60	$0.13
Diluted	$0.66	$0.59	$0.13
Cash dividends declared per common share	$0.16	$0.16	$0.16
Weighted-average common shares outstanding
Basic	17,063,757	17,049,834	17,727,712
Diluted	17,174,526	17,140,478	17,770,588

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

	For the Three Months Ended
	March 31, 2026			December 31, 2025			March 31, 2025
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Interest-earning assets
Cash and cash equivalents (1)	$215,930	$2,136	4.01%	$209,899	$2,275	4.30%	$194,236	$2,249	4.70%
FHLB Stock	15,000	760	20.55%	15,000	331	8.75%	15,000	330	8.92%
Securities
Available for sale (2)	404,610	3,955	3.96%	399,805	4,127	4.10%	390,178	4,113	4.28%
Held to maturity (2)	4,183	38	3.68%	4,184	38	3.60%	5,189	49	3.83%
Total loans (3)	3,296,165	49,938	6.14%	3,295,603	50,447	6.07%	3,079,224	45,621	6.01%
Total interest-earning assets	3,935,888	$56,827	5.86%	3,924,491	$57,218	5.78%	3,683,827	$52,362	5.76%
Total noninterest-earning assets	268,010			264,604			260,508
Total average assets	$4,203,898			$4,189,095			$3,944,335

Interest-bearing liabilities
NOW	$73,637	398	2.19%	$78,039	$456	2.32%	$61,222	$321	2.13%
Money market	529,013	3,795	2.91%	525,828	3,987	3.01%	463,443	3,625	3.17%
Savings deposits	441,123	3,154	2.90%	191,841	873	1.81%	155,116	522	1.36%
Time deposits, $250,000 and under	926,226	8,313	3.64%	1,044,315	9,927	3.77%	989,622	10,046	4.12%
Time deposits, greater than $250,000	845,786	7,908	3.79%	972,354	9,661	3.94%	864,804	9,038	4.24%
Total interest-bearing deposits	2,815,785	23,568	3.39%	2,812,377	24,904	3.51%	2,534,207	23,552	3.77%
FHLB advances	130,000	1,133	3.53%	130,000	1,158	3.53%	176,833	989	2.27%
Long-term debt	119,945	1,289	4.36%	119,848	1,295	4.29%	119,562	1,295	4.39%
Subordinated debentures	15,394	310	8.17%	15,339	328	8.48%	15,175	337	9.01%
Total borrowings	265,339	2,732	4.18%	265,187	2,781	4.16%	311,570	2,621	3.41%
Total interest-bearing liabilities	3,081,124	26,300	3.46%	3,077,564	27,685	3.57%	2,845,777	26,173	3.73%
Noninterest-bearing liabilities
Noninterest-bearing deposits	526,151			531,017			520,145
Other noninterest-bearing liabilities	67,241			61,320			66,151
Total noninterest-bearing liabilities	593,392			592,337			586,296
Shareholders' equity	529,382			519,194			512,262
Total liabilities and shareholders' equity	$4,203,898			$4,189,095			$3,944,335
Net interest income / interest rate spreads		$30,527	2.40%		$29,533	2.21%		$26,189	2.03%
Net interest margin			3.15%			2.99%			2.88%

Total cost of deposits	$3,341,936	$23,568	2.86%	$3,343,394	$24,904	2.96%	$3,054,352	$23,552	3.13%
Total cost of funds	$3,607,275	$26,300	2.96%	$3,608,581	$27,685	3.04%	$3,365,922	$26,173	3.15%

(1)	Includes income and average balances for interest-earning time deposits and other miscellaneous interest-earning assets.
(2)	Interest income and average rates for tax-exempt securities are presented on a tax-equivalent basis.
(3)

Average loan balances relate to loans held for investment and loans held for sale and include nonaccrual loans. Interest income on loans includes the effects of discount accretion and net deferred loan origination fees and costs accounted for as yield adjustments.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	At or for the Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Per share data (common stock)
Book value	$31.10	$30.69	$28.77
Tangible book value (1)	$26.84	$26.42	$24.63
Performance ratios
Return on average assets, annualized	1.09%	0.96%	0.24%
Return on average shareholders' equity, annualized	8.66%	7.78%	1.81%
Return on average tangible common equity, annualized (1)	10.04%	9.05%	2.12%
Noninterest income to average assets, annualized	0.41%	0.27%	0.24%
Noninterest expense to average assets, annualized	1.86%	1.80%	1.90%
Yield on average earning assets	5.86%	5.78%	5.76%
Yield on average loans	6.14%	6.07%	6.01%
Cost of average total deposits (2)	2.86%	2.96%	3.13%
Cost of average interest-bearing deposits	3.39%	3.51%	3.77%
Cost of average interest-bearing liabilities	3.46%	3.57%	3.73%
Net interest spread	2.40%	2.21%	2.03%
Net interest margin	3.15%	2.99%	2.88%
Efficiency ratio (3)	55.41%	58.69%	65.09%
Common stock dividend payout ratio	24.24%	26.67%	123.08%

(1)	Non-GAAP measure. See Non–GAAP reconciliations set forth at the end of this press release.
(2)	Total deposits include noninterest-bearing deposits and interest-bearing deposits.
(3)	Ratio calculated by dividing noninterest expense by the sum of net interest income before (reversal of)/provision for credit losses and noninterest income.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

	At or for the quarter ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Credit Quality Data:
Special mention loans	$24,778	$19,237	$64,279
Special mention loans to total loans HFI	0.75%	0.58%	2.05%
Substandard loans HFI	$72,494	$75,175	$76,372
Substandard loans HFI to total loans HFI	2.18%	2.27%	2.43%
Loans 30-89 days past due, excluding nonperforming loans	$7,911	$8,789	$5,927
Loans 30-89 days past due, excluding nonperforming loans, to total loans	0.24%	0.27%	0.19%

Nonperforming loans HFI	$44,568	$44,632	$60,380
OREO	4,268	8,830	4,170
Nonperforming assets	$48,836	$53,462	$64,550
Nonperforming loans to total loans HFI	1.34%	1.35%	1.92%
Nonperforming assets to total assets	1.16%	1.27%	1.61%

Allowance for loan losses	$43,666	$43,888	$51,932
Allowance for loan losses to total loans HFI	1.31%	1.32%	1.65%
Allowance for loan losses to nonperforming loans HFI	97.98%	98.33%	86.01%
Net charge-offs	$22	$1,624	$2,643
Net charge-offs to average loans	0.00%	0.20%	0.35%

Capital ratios (1)
Tangible common equity to tangible assets (2)	11.12%	10.90%	11.10%
Tier 1 leverage ratio	11.77%	11.60%	12.07%
Tier 1 common capital to risk-weighted assets	17.85%	17.49%	17.87%
Tier 1 capital to risk-weighted assets	18.41%	18.06%	18.45%
Total capital to risk-weighted assets	24.20%	23.83%	24.42%

(1)	March 31, 2026 capital ratios are preliminary.
(2)	Non-GAAP measure. See non-GAAP reconciliations set forth at the end of this press release.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Loan Portfolio Detail	As of March 31, 2026		As of December 31, 2025		As of March 31, 2025
(dollars in thousands)	$	%	$	%	$	%
Loans:
Single-family residential mortgages	$1,682,728	50.6%	$1,655,382	50.0%	$1,545,822	49.2%
Commercial real estate (1)	1,274,105	38.3%	1,303,019	39.3%	1,245,402	39.6%
Construction and land development	159,292	4.8%	155,464	4.7%	158,883	5.1%
Commercial and industrial	152,911	4.6%	140,061	4.2%	135,538	4.3%
SBA	52,279	1.6%	55,978	1.7%	50,651	1.6%
Other loans	3,917	0.1%	4,397	0.1%	6,767	0.2%
Total loans held for investment	$3,325,232	100.0%	$3,314,301	100.0%	$3,143,063	100.0%
Allowance for loan losses	(43,666)		(43,888)		(51,932)
Total loans held for investment, net	$3,281,566		$3,270,413		$3,091,131

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.

Deposits	As of March 31, 2026		As of December 31, 2025		As of March 31, 2025
(dollars in thousands)	$	%	$	%	$	%
Deposits:
Noninterest-bearing demand	$526,882	15.8%	$526,538	15.7%	$528,205	16.8%
Savings, NOW and money market accounts	1,175,735	35.2%	956,299	28.6%	721,216	22.9%
Time deposits, $250,000 and under	740,429	22.2%	790,225	23.6%	863,962	27.5%
Time deposits, greater than $250,000	733,046	21.9%	851,637	25.4%	870,708	27.8%
Wholesale deposits (1)	163,792	4.9%	225,699	6.7%	158,537	5.0%
Total deposits	$3,339,884	100.0%	$3,350,398	100.0%	$3,142,628	100.0%

(1)	Includes brokered deposits, collateralized deposits from the State of California, and deposits acquired through internet listing services.

Non-GAAP Reconciliations

Tangible Book Value Reconciliations

Tangible book value per share is a non-GAAP disclosure. Management measures tangible book value per share to assess the Company’s capital strength and business performance and believes this is helpful to investors as additional tools for further understanding our performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of the dates indicated.

(dollars in thousands, except share and per share data)	March 31, 2026	December 31, 2025	March 31, 2025
Tangible common equity:
Total shareholders' equity	$531,054	$523,410	$510,306
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(1,204)	(1,338)	(1,839)
Tangible common equity	$458,352	$450,574	$436,969
Tangible assets:
Total assets-GAAP	$4,194,312	$4,208,294	$4,009,400
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(1,204)	(1,338)	(1,839)
Tangible assets	$4,121,610	$4,135,458	$3,936,063
Common shares outstanding	17,074,159	17,057,397	17,738,628
Common equity to assets ratio	12.66%	12.44%	12.73%
Tangible common equity to tangible assets ratio	11.12%	10.90%	11.10%
Book value per share	$31.10	$30.69	$28.77
Tangible book value per share	$26.84	$26.42	$24.63

Return on Average Tangible Common Equity

Management measures return on average tangible common equity (“ROATCE”) to assess the Company’s capital strength and business performance and believes this is helpful to investors as an additional tool for further understanding our performance. Tangible equity excludes goodwill and other intangible assets (excluding mortgage servicing rights) and is reviewed by banking and financial institution regulators when assessing a financial institution’s capital adequacy. This non-GAAP financial measure should not be considered a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures used by other companies. The following table reconciles ROATCE to its most comparable GAAP measure:

	Three Months Ended
(dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Net income available to common shareholders	$11,300	$10,177	$2,290

Average shareholders' equity	529,382	519,194	512,262
Adjustments:
Average goodwill	(71,498)	(71,498)	(71,498)
Average core deposit intangible	(1,288)	(1,440)	(1,951)
Adjusted average tangible common equity	$456,596	$446,256	$438,813
Return on average common equity, annualized	8.66%	7.78%	1.81%
Return on average tangible common equity, annualized	10.04%	9.05%	2.12%

Pre-Tax Pre-Provision Income

Management believes that pre-tax pre-provision (“PTPP”) income is a useful measure for investors to evaluate core operating performance, excluding the volatility of credit provision expenses. PTPP income is calculated by subtracting noninterest expense from the sum of net interest income and noninterest income, as shown in the following table.

	Three Months Ended
(dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Net interest income before provision for credit losses	$30,503	$29,508	$26,163
Add: Noninterest income	4,251	2,807	2,295
Less: Noninterest expense	(19,258)	(18,965)	(18,522)
Pre-tax pre-provision income	$15,496	$13,350	$9,936